Exhibit 99

News Release

Contacts:

Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL’S THIRD QUARTER SALES UP 14% TO $9.3 BILLION

AND EARNINGS UP 45% TO $1.10 PER SHARE

MORRIS TOWNSHIP, N.J., October 21, 2011 -- Honeywell (NYSE: HON) today announced:

•           3Q11 sales were up 14% to $9.3 billion versus $8.1 billion in 3Q10

-       8% organic growth reflects continued strength in end markets

•           3Q11 earnings of $1.10 per share, an increase of 45% over $0.76 in 3Q10

-       Segment profit growth and margin expansion in all segments

-       Includes $0.04 benefit from lower tax rate; tax rate favorability expected to be offset in 4Q11

-       Includes $0.33 repositioning and other actions funded by the gain on sale of the divested Consumer Products Group (CPG) business ($0.23, discontinued operations) and OPEB curtailment ($0.10) in the quarter, which will better position the company for 2012 and beyond

•        3Q11 cash flow from operations of $0.7 billion, includes $400 million cash pension contribution

-       3Q11 free cash flow (cash flow from operations less capital expenditures) of $884 million, excludes $400 million cash pension contribution

The company is raising its 2011 sales and EPS outlook and now expects:

•           2011 sales of $36.5 - 36.7 billion, up approximately 13% over 2010

-       Excludes the divested CPG business, treated as discontinued operations

•           2011 proforma earnings per share of $4.00 - 4.05, up 33 - 35% over 2010

-       Mark-to-market pension adjustments in both periods excluded

•           2011 free cash flow guidance of approximately $3.5 billion, prior to any cash pension contribution

- MORE -

Q3’11 Results - 2

“Honeywell’s strong third quarter results are a continuation of the momentum we’ve seen across our businesses in 2011,” said Honeywell Chairman and CEO Dave Cote. “Our third quarter sales growth reflects a particularly robust Commercial Aerospace upcycle, with growth in both original equipment and aftermarket sales. It also highlights the company’s extensive innovation pipeline and increasing presence in high growth regions in all our businesses. Our long-cycle backlog continues at near record levels, with sustained strong orders growth particularly at UOP, ACS Solutions, and Commercial Aerospace. Further, our short-cycle businesses, such as Turbo Technologies, Advanced Materials, and ACS Products are performing well overall.”

“Despite signals of slower economic growth, we expect positive organic growth to continue the rest of this year and into 2012,” concluded Cote. “The repositioning actions we took in the third quarter, funded by non-operational gains, better position our businesses for 2012 and beyond. These repositioning tailwinds, combined with our great positions in good industries, execution track record, and disciplined playbook, will be keys to our continued outperformance.”

Segment Highlights

Aerospace

•        Sales were up 8% compared with the third quarter of 2010, primarily due to 20% growth in Commercial original equipment and aftermarket volumes, partially offset by lower military and government services sales.

•        Segment profit was up 16% and segment margin increased 120 bps to 18.2%, primarily due to increased volume, favorable mix, and productivity net of inflation, partially offset by higher research and development costs.

•        Honeywell has been chosen by Air China to provide a comprehensive suite of avionics components for its new fleet of 30 B737NG aircraft. Air China also selected Honeywell’s SmartRunway on all of its future incoming aircraft.

•        Honeywell was selected by Tibet Airlines to provide technology for high altitude transportation routes.  Honeywell will also become the sole provider of auxiliary power units (APUs) and aftermarket service and support for Tibet Airlines’ A319 current fleet of nine aircraft with an option for an additional nine aircraft over the life of the contract.

•        Honeywell won a five-year, $450 million contract with NASA’s Goddard Space Flight Center (GSFC) to provide Ground Systems and Mission Operations (GSMO) services for the agency’s fleet of scientific research satellites. Honeywell will work with GSFC to help extend the life of existing research satellites and increase optimization for new satellites that will support greater scientific space research activities in the future.

•        Honeywell received FAA certification for its SmartTraffic system that will allow aircraft to change their altitudes during transoceanic routes and other areas not controlled by radar, enabling airlines to save millions of dollars in annual fuel costs.  With SmartTraffic, airlines will have the capability to significantly increase their flight efficiency and routing, while substantially reducing their operating costs.

Automation and Control Solutions

•        Sales were up 14%, compared with the third quarter of 2010, with 6% growth from acquisitions net of divestitures, 4% impact from favorable foreign exchange and 4% organic growth due to higher Products volumes and Solutions sales. ACS continues to benefit from new product introductions, emerging region expansion, and favorable macro trends such as safety, security, and energy efficiency.

- MORE -

Q3’11 Results - 3

•        Segment profit was up 15% and segment margins increased 20 bps to 13.8% driven by higher volumes and project sales, partially offset by inflation and investment for growth across the portfolio.

•        Building Solutions was awarded a $20.5 million contract at Heathrow Airport’s new Terminal 2 in London to provide an integrated fire safety, public address, and voice alarm system that will help ensure the more than 20 million passengers expected to pass through the terminal have a safe and comfortable travel experience.

•        Process Solutions was awarded a $2.5 million contract by PetroChina Company Limited in Dalian, China for an integrated process control system in a liquid natural gas (LNG) facility.  The contract expands Honeywell’s position in the highly competitive LNG marketplace in China.  Honeywell will provide its Experion Process Knowledge System (PKS), Safety Instrumented Systems, Operator Training Systems, and fire and gas solutions to fully automate the facility, optimize the maintenance and testing of process safety instruments, and improve overall reliability.  The facility will store six million tons of LNG and supply 8.4 billion cubic meters annually.

•        Honeywell Life Safety was selected by the Department of Fire & Rescue in Prince William County, Virginia to provide personal protective equipment for 600 fire fighters and more than 1,000 volunteers.  The five-year deal valued at up to $3 million includes Morning Pride coats, pants, rubber boots, and hoods, as well as a cleaning and care contract. Life Safety was also selected by Landis+Gyr to provide up to 4,000 Honeywell Optima Plus gas detectors, valued at a potential $4 million, for the 2014 World Cup and the 2016 Olympics in Rio de Janeiro, Brazil.

Transportation Systems

•        Sales were up 22% compared with the third quarter of 2010, due to higher global passenger and commercial vehicle Turbo volumes overall, new platform launches, and 9% favorable impact from foreign exchange.

•        Segment profit was up 32% and segment margins increased 90 bps to 12.6%, primarily driven by higher volumes and increased productivity, partially offset by inflation.

•        Honeywell Turbo Technologies launched more than 20 new turbo applications in the quarter on gasoline and diesel powertrains for both passenger and commercial vehicle applications around the world.  Honeywell expects to launch close to 100 new vehicle applications this year as global manufacturers turn to engine downsizing and turbocharging to meet increasing regulatory requirements and satisfy customers.

•        Honeywell highlighted innovative turbocharging technologies at the 2011 Frankfurt Motor Show, including: a two-stage turbocharger for Audi’s 3L diesel engine, the most powerful 3L diesel in the market; the small twinscroll turbocharger for BMW’s 1.6L gasoline engine, which set a new benchmark in driveability for small gas engines; and the high temperature, ball bearing turbo for the Mercedes 3L diesel engine, which enables both power and fuel economy.

Specialty Materials

•        Sales were up 25% compared with the third quarter of 2010, resulting from strong UOP project sales and catalyst growth, favorable price over raws spreads, the phenol plant acquisition, and new product applications in Advanced Materials.

•        Segment profit was up 31% and segment margins increased 80 bps to 17.3% due to favorable price over raws spreads, higher project sales and catalyst growth, and productivity, partially offset by inflation and the unfavorable margin impact from the phenol plant acquisition.

- MORE -

Q3’11 Results - 4

•        Fluorine Products announced it has signed an agreement with China’s Sinochem Group, forming a 50/50 joint venture to produce and sell blowing agents for energy efficient foam insulation in China. The venture, which is subject to Chinese government approval, would produce HFC-245fa, a non-ozone-depleting rigid foam blowing agent used in insulation for appliances, construction, transportation, and other applications where maximum energy efficiency is required. The venture is expected to begin production in late 2013.

•        Honeywell’s UOP began construction of a biofuels demonstration unit in Hawaii that will convert forest residuals, algae, and other cellulosic biomass into green transportation fuels. Backed by a $25 million U.S. Department of Energy award, the Honeywell UOP Integrated Biorefinery will upgrade biomass into high-quality renewable gasoline, diesel, and jet fuel. These renewable fuels are drop-in replacements for existing petroleum-based fuels and do not require changes to the distribution network or the engines they power.

Honeywell will discuss its results during its investor conference call today starting at 9:30 a.m. EDT. To participate, please dial (631) 291-4830 a few minutes before the 9:30 a.m. EDT start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 12:30 p.m. EDT, October 21, until midnight, October 28, by dialing (404) 537-3406. The access code is 96818244.

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q3 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Product sales	$7,308	$6,329	$21,267	$18,320
Service sales	1,990	1,810	5,789	5,281

Net sales	9,298	8,139	27,056	23,601

Costs, expenses and other
Cost of products sold (A)	5,739	4,959	16,358	14,238
Cost of services sold (A)	1,294	1,211	3,763	3,566

	7,033	6,170	20,121	17,804
Selling, general and administrative expenses (A)	1,303	1,129	3,783	3,329
Other (income) expense	(21)	(78)	(72)	(89)
Interest and other financial charges	90	96	285	294

	8,405	7,317	24,117	21,338

Income from continuing operations before taxes	893	822	2,939	2,263
Tax expense	207	245	767	650

Income from continuing operations after taxes	686	577	2,172	1,613

Income from discontinued operations after taxes	177	19	209	53

Net income	863	596	2,381	1,666

Less: Net income attributable to the noncontrolling interest	1	(2)	4	13

Net income attributable to Honeywell	$862	$598	$2,377	$1,653

Amounts attributable to Honeywell:
Income from continuing operations less net income attributable to the noncontrolling interest	685	579	2,168	1,600
Income from discontinued operations	177	19	209	53

Net income attributable to Honeywell	$862	$598	$2,377	$1,653

Earnings per share of common stock - basic:
Income from continuing operations	0.88	0.75	2.77	2.08
Income from discontinued operations	0.23	0.02	0.27	0.07

Net Income	$1.11	$0.77	$3.04	$2.15

Earnings per share of common stock - assuming dilution:
Income from continuing operations	0.87	0.74	2.73	2.06
Income from discontinued operations	0.23	0.02	0.26	0.07

Net Income	$1.10	$0.76	$2.99	$2.13

Weighted average number of shares outstanding-basic	778.2	776.5	782.9	770.6

Weighted average number of shares outstanding - assuming dilution	786.9	782.8	794.0	777.3

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q3 Results - 6

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2011	2010	2011	2010

Aerospace	$2,922	$2,704	$8,428	$7,857

Automation and Control Solutions	3,948	3,474	11,484	9,835

Specialty Materials	1,468	1,175	4,229	3,573

Transportation Systems	960	786	2,915	2,336

Corporate	—	—	—	—

Total	$9,298	$8,139	$27,056	$23,601

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,

Segment Profit	2011	2010	2011	2010

Aerospace	$532	$458	$1,450	$1,314

Automation and Control Solutions	544	471	1,499	1,258

Specialty Materials	254	194	819	578

Transportation Systems	121	92	368	250

Corporate	(84)	(56)	(208)	(156)

Total Segment Profit	1,367	1,159	3,928	3,244

Other income/(expense) (A)	8	75	36	73
Interest and other financial charges	(90)	(96)	(285)	(294)
Stock compensation expense (B)	(38)	(36)	(129)	(122)
Pension expense ongoing (B)	(26)	(50)	(83)	(146)
Other postretirement income/(expense) (B)	82	(18)	109	(12)
Repositioning and other charges (B)	(410)	(212)	(637)	(480)

Income from continuing operations before taxes	$893	$822	$2,939	$2,263

(A) Equity income/(loss) of affiliated companies is included in Segment Profit

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q3 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$3,885	$2,650
Accounts, notes and other receivables	7,316	6,841
Inventories	4,369	3,822
Deferred income taxes	867	877
Investments and other current assets	607	455
Assets held for sale	—	841

Total current assets	$17,044	15,486

Investments and long-term receivables	465	616
Property, plant and equipment - net	4,725	4,724
Goodwill	11,645	11,275
Other intangible assets - net	2,376	2,537
Insurance recoveries for asbestos related liabilities	748	825
Deferred income taxes	1,056	1,221
Other assets	1,386	1,150

Total assets	$39,445	$37,834

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,570	$4,199
Short-term borrowings	60	67
Commercial paper	700	299
Current maturities of long-term debt	515	523
Accrued liabilities	7,014	6,446
Liabilities related to assets held for sale	—	190

Total current liabilities	12,859	11,724

Long-term debt	6,880	5,755
Deferred income taxes	505	636
Postretirement benefit obligations other than pensions	1,386	1,477
Asbestos related liabilities	1,574	1,557
Other liabilities	4,474	5,898
Shareowners’ equity	11,767	10,787

Total liabilities and shareowners’ equity	$39,445	$37,834

Q3 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

Cash flows from operating activities:
Net income attributable to Honeywell	$862	$598	$2,377	$1,653
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	226	242	704	716
Gain on sale of non-strategic businesses and assets	(307)	—	(353)	—
Repositioning and other charges	410	212	637	482
Net payments for repositioning and other charges	(128)	(8)	(335)	(229)
Pension and other postretirement expense	(56)	69	(24)	161
Pension and other postretirement benefit payments	(448)	(47)	(1,495)	(136)
Stock compensation expense	38	37	129	123
Deferred income taxes	39	201	197	688
Excess tax benefits from share based payment arrangements	(1)	(1)	(31)	(5)
Other	(122)	97	(17)	(97)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	104	(381)	(433)	(569)
Inventories	(51)	(225)	(440)	(356)
Other current assets	(30)	(43)	(53)	(46)
Accounts payable	105	232	365	329
Accrued liabilities	20	342	128	444

Net cash provided by operating activities	661	1,325	1,356	3,158

Cash flows from investing activities:
Expenditures for property, plant and equipment	(177)	(166)	(466)	(351)
Proceeds from disposals of property, plant and equipment	—	6	3	8
Increase in investments	(93)	(124)	(322)	(435)
Decrease in investments	112	84	288	94
Cash paid for acquisitions, net of cash acquired	(619)	(322)	(627)	(1,318)
Proceeds from sales of businesses, net of fees paid	955	—	1,170	—
Other	9	34	67	22

Net cash provided by/(used for) investing activities	187	(488)	113	(1,980)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	350	(251)	401	599
Net (decrease)/increase in short-term borrowings	(2)	6	(4)	18
Payment of debt assumed with acquisitions	—	(326)	—	(326)
Proceeds from issuance of common stock	32	56	232	111
Proceeds from issuance of long-term debt	5	—	1,389	—
Payments of long-term debt	—	(3)	(439)	(1,004)
Excess tax benefits from share based payment arrangements	1	1	31	5
Repurchases of common stock	(505)	—	(1,009)	—
Cash dividends paid	(266)	(240)	(796)	(704)

Net cash used for financing activities	(385)	(757)	(195)	(1,301)

Effect of foreign exchange rate changes on cash and cash equivalents	(126)	109	(39)	(38)

Net increase in cash and cash equivalents	337	189	1,235	(161)
Cash and cash equivalents at beginning of period	3,548	2,451	2,650	2,801

Cash and cash equivalents at end of period	3,885	2,640	3,885	2,640

Q3 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010	2011 Guidance

Cash provided by operating activities	$661	$1,325	$1,356	$3,158	$2,900

Expenditures for property, plant and equipment	(177)	(166)	(466)	(351)	~(800)

Free cash flow	$484	$1,159	$890	$2,807	$2,100

U.S. Pension Cash Contributions (1)	400	—	1,400	—	~1,400

Free cash flow, excluding U.S. pension cash contributions	$884	$1,159	$2,290	$2,807	~$3,500

(1) Represents cash contribution to date.

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Q3 Results - 10

Honeywell International Inc.
Discontinued Operations Reconciliation (Unaudited)

	2010(1)	2011E(2)	V%

Sales - Total Honeywell	33,370	~37.0 - 37.2
Sales - CPG	1,020	0.5

Sales - Continuing Operations	32,350	~36.5 - 36.7	~13%

EPS - Continuing Operations - assuming dilution	2.49	~3.74 - 3.79
EPS - CPG - assuming dilution	0.10	0.26

EPS - Total Honeywell - assuming dilution	$2.59	~$ 4.00 - $4.05
Mark-to-Market Pension Adjustment	0.41	TBD

EPS - Total Honeywell - assuming dilution, excluding mark-to-market pension expense	$3.00	~$ 4.00 - $4.05	~33% - 35%

(1) Dollars in millions, except per share amount
(2) Dollars in billions, except per share amount

We believe EPS, excluding mark-to-market pension expense, is a metric that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

EPS utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a blended tax rate of 32.3% for 2010.